Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer     Chief Financial Officer
713.714.6100    713.714.6106

FOR IMMEDIATE RELEASE
Wednesday, April 26, 2017

GULF ISLAND FABRICATION, INC.
REPORTS FIRST QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $6.5 million ($0.44 basic and diluted loss per share) on revenue of $38.0 million for the three months ended March 31, 2017, compared to net income of $1.0 million ($0.07 basic and diluted earnings per share) on revenue of $84.0 million for the three months ended March 31, 2016.

The net loss for the period is primarily attributable to an overall decrease in work experienced in our facilities as a result of depressed oil and gas prices and the corresponding reduction in customer demand within all of our operating divisions. Additionally, included in this quarter's results is $1.9 million of depreciation expense incurred by our Fabrication Division with only $2.9 million in revenue generated from our South Texas facilities as we wrap up fabrication projects in South Texas. Our South Texas assets were reclassified to Assets Held for Sale on February 23, 2017, and we have suspended depreciation expense on a prospective basis. Also included within our results for three months ended March 31, 2017, is approximately $1.0 million of quarterly recurring holding costs for these facilities while they are being marketed for sale.

The Company had revenue backlog of $113.2 million and labor backlog of approximately 1.1 million hours at March 31, 2017, including formal commitments received through April 26, 2017, compared to revenue backlog of $133.0 million and labor backlog of 1.3 million hours reported as of December 31, 2016.

	March 31, 2017	December 31, 2016
	(in thousands)

Cash and cash equivalents	$34,663	$51,167
Total current assets	210,816	113,360
Property, plant and equipment, net	91,014	206,222
Total assets	304,660	322,408
Total current liabilities	27,880	35,348
Total shareholders’ equity	256,000	263,032

Our balance sheet position at March 31, 2017, remains stable with $34.7 million in cash, no debt, and working capital of $182.9 million which includes $110.5 million in Assets Held for Sale, primarily related to our South Texas facilities. We continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas industry downturn. We also are currently in discussions with one of our financial institutions to enter into a new revolving line of credit with comparable availability, but with less restrictive financial covenants and reduced fees as compared to our current revolving credit facility. We expect to close on this new revolving credit facility and terminate our existing revolving credit facility in the second quarter of 2017.

Our cash at March 31, 2017, decreased approximately $16.5 million as compared to December 31, 2016, primarily related to the following:

•	Operating losses for the quarter in excess of non-cash depreciation, amortization, impairment and stock compensation expense of approximately $3.7 million,

•	Payment of year-end bonuses related to 2016,

•
Progress on liabilities from assumed contracts in the LEEVAC transaction. While our purchase price for the acquisition of the LEEVAC assets during 2016 was $20.0 million, we received a net $3.0 million in cash from the seller for assumed net liabilities and settlement payments on ongoing shipbuilding projects of $23.0 million that were assigned to us in the transaction. We have significantly progressed these contracts which, in turn, has resulted in utilization of the working capital and settlement payments received during 2016.

•
Fewer receipts from accounts receivable, primarily $4.6 million from one customer that refused delivery of a vessel on February 6, 2017, and has not paid. We have initiated arbitration proceedings during the quarter to enforce our rights under our construction contract.

•
Build-up of costs for contracts-in-progress related to a customer in our Shipyards division with significant milestone payments occurring in the later stages of the projects which are expected to occur beginning in the third quarter of 2017 through the first quarter of 2018.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, April 27, 2017, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2017. Participants may also join the conference call by dialing 1.888.670.2246 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call and ending May 4, 2017.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. The Company is currently fabricating complex modules for the construction of a new petrochemical plant, completing newbuild construction of a technologically advanced offshore support and two multi-purpose service vessels and recently fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest lift boats servicing the Gulf of Mexico ("GOM"), one of the deepest production jackets in the GOM and the first SPAR fabricated in the United States. The Company’s customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
Revenue (1)	$37,993	$83,979	$55,461
Cost of revenue	42,890	78,278	55,633
Gross profit	(4,897)	5,701	(172)
General and administrative expenses	3,930	4,485	5,037
Asset impairment	389	—	—
Operating income	(9,216)	1,216	(5,209)
Other income (expense):
Interest expense	(59)	(50)	(84)
Interest income	—	6	4
Other income, net	9	398	(358)
Total other income (expense)	(50)	354	(438)
Income before income taxes	(9,266)	1,570	(5,647)
Income taxes (2)	(2,812)	581	(2,092)
Net income	$(6,454)	$989	$(3,555)
Per share data:
Basic and diluted earnings per share - common shareholders	$(0.44)	$0.07	$(0.24)
Cash dividend declared per common share	$0.01	$0.01	$0.01
________________

(1)
Revenue for the three months ended March 31, 2017 and 2016 and December 31, 2016, includes the recognition of $1.5 million, $1.2 million and $1.1 million in non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the LEEVAC transaction, respectively.

(2)
We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which requires the recognition of the excess tax benefit or deficiency related to the difference between the deduction for tax purposes and the compensation cost recognized for financial reporting purposes created when stock grants vest as an income tax benefit or expense in the Company’s statement of income. Under previous GAAP, this difference was recognized in additional paid-in capital. During the three months ended March 31, 2017, we recorded tax expense of $210,000 (approximate $0.01 loss per share) related to the adoption of this ASU. Future effects to the Company’s income tax expense (benefit) in any given future period to the Company’s future income tax expense (benefit) in any given future period cannot be reasonably estimated.

Operating Segments
Backlog (in thousands)

	March 31, 2017		December 31, 2016
Segment	$'s (1)	Labor hours (1)	$'s	Labor hours
Fabrication	$54,022	582	$65,444	707
Shipyards	45,592	295	59,771	457
Services	14,829	201	7,757	101
Intersegment eliminations	(1,226)	—	—	—
Total backlog (1)	$113,217	1,078	$132,972	1,265

Results of Operations (in thousands, except percentages)

During the three months ended March 31, 2017, management restructured its review and allocation of its corporate expenses such that a significant portion of its corporate expenses are retained in its corporate entity in order to individually evaluate costs related to the corporate entity and not overly burden our operating divisions with costs that do not directly relate to their operations. In addition, it has also allocated certain personnel previously included in the operating divisions to within the corporate entity. In doing so, management believes that it has created a fourth reportable segment with each of its three operating divisions and it's corporate entity each meeting the criteria of reportable segments under GAAP. We have recast our 2016 segment data below in order to conform to the current period presentation.

Fabrication	Three Months Ended March 31,
	2017	2016
Revenue	$10,209	$23,829
Gross profit (loss)	(2,966)	86
Gross profit percentage	(29.1)%	0.4%
General and administrative expenses	821	795
Operating income (loss)	(3,787)	(709)

Shipyards	Three Months Ended March 31,
	2017	2016
Revenue (2)	$18,422	$34,120
Gross profit (loss) (2)	(1,704)	2,375
Gross profit percentage	(9.2)%	7.0%
General and administrative expenses	964	1,296
Asset impairment	389	—
Operating income (loss)(2)	(3,057)	1,079

Services	Three Months Ended March 31,
	2017	2016
Revenue	$10,712	$26,559
Gross profit	33	3,376
Gross profit percentage	0.3%	12.7%
General and administrative expenses	666	726
Operating income	(633)	2,650

Corporate	Three Months Ended March 31,
	2017	2016
Revenue	$—	$—
Gross loss	(260)	(136)
Gross profit percentage	n/a	n/a
General and administrative expenses	1,479	1,668
Operating income	(1,739)	(1,804)
____________

(1)	Includes commitments received through April 26, 2017.

(2)
Revenue for the three months ended March 31, 2017, and 2016, includes $1.5 million and $1.2 million of non-cash amortization of deferred revenue related to the values assigned to the contracts acquired in the LEEVAC transaction, respectively.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which clarifies that cash paid by the Company to taxing authorities on behalf of an employee from the value of vested shares withheld from the employee to satisfy the income tax withholding obligations should be classified as a financing activity in the Company’s statement of cash flows. We have reported $880,000 within financing activities within our Statement of Cash Flows for the three months ended March 31, 2017, as a result of adoption of this ASU. We have also recast our Statement of Cash Flows for the three months ended March 31, 2016, which resulted in the reclassification of $145,000 from cash used in operating activities to cash used in financing activities to conform with the current period presentation.

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(6,454)	$989
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Bad debt expense	—	30
Depreciation and amortization	4,700	6,567
Amortization of deferred revenue	(1,552)	(1,160)
Asset impairment	389	—
Gain on sale of assets	—	(360)
Deferred income taxes	(3,035)	544
Compensation expense - restricted stock	459	728
Changes in operating assets and liabilities:
Contracts receivable and retainage	(892)	5,268
Contracts in progress	(3,551)	(1,069)
Prepaid expenses and other assets	871	650
Inventory	175	51
Accounts payable	(520)	(10,679)
Advance billings on contracts	785	604
Deferred revenue	(4,115)	(1,623)
Deferred compensation	196	—
Accrued expenses	(2,498)	1,471
Accrued contract losses	66	(3,636)
Current income taxes and other	(108)	49
Net cash used in operating activities	(15,084)	(1,576)
Cash flows from investing activities:
Capital expenditures	(391)	(724)
Net cash received in acquisition	—	1,588
Proceeds on the sale of equipment	—	5,377
Net cash (used in) provided by investing activities	(391)	6,241
Cash flows from financing activities:
Tax payments made on behalf of employees from withheld, vested shares of common stock	(880)	(145)
Payments of dividends on common stock	(149)	(146)
Net cash used in financing activities	(1,029)	(291)
Net change in cash and cash equivalents	(16,504)	4,374
Cash and cash equivalents at beginning of period	51,167	34,828
Cash and cash equivalents at end of period	$34,663	$39,202